Exhibit 4.1

PULSENMORE LTD.

2019 SHARE INCENTIVE PLAN

Adopted: September 26, 2019

PULSENMORE LTD.
2019 SHARE INCENTIVE PLAN

Unless otherwise defined, terms used herein shall have the meaning ascribed to them in Section 2 hereof.

1.	PURPOSE; TYPES OF AWARDS; CONSTRUCTION.

1.1.	Purpose. The purpose of this Share Incentive Plan (as amended, the “Plan”) is to afford an incentive to employees, directors, officers, consultants, advisors, and any other person or entity whose services are considered valuable (collectively, the “Service Providers”) to PULSENMORE Ltd., an Israeli company (the “Company”), or any Affiliate of the Company, which now exists or hereafter is organized or acquired by the Company, to continue as Service Providers, to increase their efforts on behalf of the Company or Affiliate and to promote the success of the Company’s business, by providing such Service Providers with opportunities to acquire a proprietary interest in the Company by the issuance of Ordinary Shares of the Company, and the grant of options to purchase Shares and other Awards pursuant to the Plan.

1.2.	Types of Awards. The Plan is intended to enable the Company to issue Awards under varying tax regimes, including, without limitation:

(i)	pursuant and subject to the provisions of Section 102 of the Ordinance, including without limitation the Income Tax Rules (Tax Benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”) or such other rules published by the Israeli Income Tax Authorities (the “ITA”) (such Awards, “102 Awards”). 102 Awards may either be granted to a Trustee or without a trustee;

(ii)	pursuant to Section 3(9) of the Ordinance (such Awards, “3(9) Awards”);

In addition to the issuance of Awards under the relevant tax regime in the State of Israel, the Plan contemplates issuances to Grantees in other jurisdictions with respect to which the Board is empowered to make the requisite adjustments in the Plan and set forth the relevant conditions in the Company’s agreement with the Grantee in order to comply with the requirements of the tax regimes in any such jurisdictions.

1.3.	Construction. To the extent any provision herein conflicts with the conditions of any relevant tax law or regulation which are relied upon for tax relief in respect of a particular Award to a Grantee, the provisions of such law or regulation shall prevail over those of the Plan and the Board is empowered hereunder to interpret and enforce the said prevailing provisions.

2.	DEFINITIONS.

2.1.	Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth therein or herein), (ii) references to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof shall refer to that it as amended from time to time and shall include any successor law, (iii) reference to a person shall means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Plan in its entirety and not to any particular provision hereof and (v) all references herein to Sections shall be construed to refer to Sections to this Plan.

2.2.	Defined Terms. The following terms shall have the meanings ascribed to them in this Section 2:

2.2.1.	“Affiliate” shall mean an affiliate of, or person affiliated with, a specified person or company or other trade or business that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, including, without limitation, any Subsidiary. For the purpose of Awards granted pursuant to Section 102, it shall mean also an “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2.2.	“Applicable Law” shall mean any applicable law, rule, regulation, statute, pronouncement, policy, interpretation, judgment, order or decree.

2.2.3.	“Award” shall mean any Option or any other Share-based award, granted to a Grantee under the Plan and any share issued pursuant to the exercise thereof.

2.2.4.	“Board” shall mean the Board of Directors of the Company.

2.2.5.	“Committee” shall mean a committee established by the Board to administer the Plan, if established, subject to Section 3.1.

2.2.6.	“Companies Law” shall mean the Israel Companies Law 5759-1999 and the regulations enacted thereunder, all as amended from time to time.

2.2.7.	“Controlling Shareholder” shall have the meaning set forth in Section 32(9) of the Ordinance.

2.2.8.	“Disability” shall mean (i) the inability of a Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a medical doctor satisfactory to the Board.

2.2.9.	“Employee” shall mean a person who is employed by the Company or any of its Affiliates, including, for the purpose of Section 102, an individual who is serving as an “office holder” as defined under the Companies Law, but excluding any Controlling Shareholder.

2.2.10.	“Exercise Period” shall mean the period, commencing on the date of grant of an Option, during which an Option shall be exercisable, subject to any vesting provisions thereof and the termination provisions hereof.

2.2.11.	“Exercise Price” shall mean the exercise price for each Share covered by an Option.

2.2.12.	“Fair Market Value” per share as of a particular date shall mean, the fair market value of such Share, Award or other property determined by such methods or procedures as shall be established from time to time by the Board and if not established by the Board – the price per share of the last investment transaction prior to the Award.

2.2.13.	“Grantee” shall mean a person who receives a grant of Award under the Plan, and who at the time of grant is a Service Provider of the Company or any Affiliate thereof.

2.2.14.	“Non-Employee” shall mean a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.2.15.	“Options” shall mean all options to purchase Shares granted as 102 Awards, 3(9) Awards, as well as options to purchase Shares issued under other tax regimes.

2.2.16.	“Ordinance” shall mean the Israeli Income Tax Ordinance (New Version), and the regulations enacted thereunder, all as amended from time to time.

2.2.17.	“Retirement” shall mean a Grantee’s retirement pursuant to applicable law.

2.2.18.	“Shares” shall mean Ordinary Shares, par value NIS 0.01 of the Company, or shares of such other class of shares of the Company as shall be designated by the Board in respect of the relevant Award.

2.2.19.	“Subsidiary” shall mean any company (other than the Company), which now exists or is hereafter organized or acquired by the Company, (i) in an unbroken chain of companies beginning with the Company if, at the time of granting an Award, each of the companies other than the last company in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

2.2.20.	“Trustee” shall mean the trustee appointed by the Board, as the case may be, if so appointed, to hold the respective Options and/or Shares (and, in relation with 102 Awards, also approved by the Israeli tax authorities).

2.2.21.	“Exercised Option Shares” shall mean all Shares purchased by Grantees under Option in accordance with this Plan.

3.	ADMINISTRATION.

3.1.	The Plan shall be administered by the Board, except in the event that the Board appoints a Committee, in which case the Committee shall have, to the extent permitted under Applicable Law and the Articles of Association and any other governing document of the Company, on a non-exclusive basis, all the powers of the Board to act and make determinations hereunder. In the event that the Board does not create a committee to administer the Plan, the Plan shall be administered by the Board in its entirety. In the event that an action necessary for the administration of the Plan is required under law to be taken by the Board, then such action shall be so taken by the Board. In any such event, all references herein to the Committee shall be construed as references to the Board.

3.2.	Reserved.

3.3.	Subject to the terms and conditions of this Plan and any mandatory provisions of Applicable Law, and in addition to the Board’s powers contained elsewhere in this Plan, the Board shall have full authority in its discretion, from time to time and at any time, to determine any of the following:

(i)	eligible Grantees,

(ii)	grants of Awards and setting the terms and provisions of option agreements (which need not be identical) and any other agreements or instruments under which Awards are made, including, but not limited to, the number of Shares underlying each Award,

(iii)	the time or times at which Awards shall be granted,

(iv)	the schedule and conditions on which Awards may be exercised,

(v)	the Exercise Price,

(vi)	the Vesting Periods,

(vii)	the Vesting start dates,

(viii)	Acceleration terms,

(ix)	to interpret the Plan,

(x)	prescribe, amend and rescind rules and regulations relating to and for carrying out the Plan, as it may deem appropriate,

(xi)	the terms and conditions on which Awards may be repurchased by the Company,

(xii)	the Fair Market Value of the Shares,

(xiii)	the tax track (capital gains, ordinary income track or any other track available under the Section 102 of the Ordinance) for the purpose of 102 Awards, and

(xiv)	any other matter which is necessary or desirable for, or incidental to, the administration of the Plan and any Award thereunder.

3.4.	Grants of Awards shall be made pursuant to written notice to Grantees setting forth the terms of the Award. Such notice shall designate the type of Award as one of the following: (i) a 102 Award granted to a Trustee (either as a 102 Award (capital gain track) with Trustee or a 102 Award (ordinary income track) with Trustee), (ii) a 102 Award without a 102 Trustee, (iii) a 3(9) Award, or (iv), any other type of Award.

3.5.	Subject to the mandatory provisions of Applicable Law, the grant of any Award, whether by the Committee or the Board, shall be deemed to include an authorization of the issuance of Shares upon the due exercise thereof.

3.6.	All decisions, determination and interpretations of the Committee shall be final and binding on all Grantees of any Awards under this Plan, unless otherwise determined by the Board. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.	ELIGIBILITY.

4.1.	Awards may be granted to Service Providers of the Company and any Affiliate thereof, taking into account the qualification under each tax regime pursuant to which such Awards are granted. A person who has been granted an Award hereunder may be granted additional Awards, if the Committee shall so determine, subject to the limitations herein. In determining the persons to whom Awards shall be granted and the number of Shares to be covered by each Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

4.2.	Subject to Applicable Law, 102 Awards may not be granted to Controlling Shareholders and may only be granted to Employees, including officers and directors, of the Company or any Affiliate thereof, who are Israeli residents (“Eligible 102 Grantees”). Unless otherwise permitted by the Ordinance and the Rules, no 102 Awards to a Trustee may be granted until the lapse of thirty (30) days after the requisite filings under the Ordinance and the Rules have been appropriately made with the ITA.

4.3.	Subject to Applicable Law, Non-Employees who are Israeli residents and are not Eligible 102 Grantees may only be granted 3(9) Awards under this Plan.

5.	SHARES.

The initial number of Shares reserved for the grant of Awards under the Plan shall be determined by the Board. The class of said Shares shall be designated by the Board with respect to each Award and the notice of grant shall reflect such designation. Any share underlying an Award granted hereunder which has expired, or was cancelled or terminated or forfeited for any reason without having been exercised, shall be automatically, and without any further action on the part of the Company or any Grantee, returned to the “pool” of reserved Shares hereunder and shall again be available for grant for the purposes of this Plan (unless this Plan shall have been terminated) or unless the Board determines otherwise. The Board may, subject to any other approvals required under any Applicable Law, increase or decrease the number of Shares to be reserved under the Plan. Such Shares may, in whole or in part, be authorized but unissued Shares, or Shares that shall have been or may be reacquired by the Company (to the extent permitted pursuant to the Companies Law) or by a trustee appointed by the Board under the relevant provisions of the Ordinance, the Companies Law or any equivalent provision. Any Shares which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

6.	TERMS AND CONDITIONS OF OPTIONS.

6.1.	Each Option granted pursuant to the Plan shall be evidenced by a written agreement between the Company and the Grantee or a written notice delivered by the Company and accepted by the Grantee (the “Option Agreement”), in such form and containing such terms and conditions as the Committee shall from time to time approve, which Option Agreement shall comply with and be subject to the terms and conditions provided for in this Section 6, unless otherwise specifically provided in such Option Agreement or the terms referred to in Sections 7 and 8 below. For purposes of interpreting this Section 6, a director’s service as a member of the Board or the services of an officer, as the case may be, shall be deemed to be employment with the Company or its Subsidiary or Affiliate.

6.2.	Number of Shares. Each Option Agreement shall state the number of Shares covered by the Option.

6.3.	Type of Option. Each Option Agreement shall specifically state the type of Option granted thereunder and whether it constitutes 102 Option Award and the relevant track, 3(9) Option Award, or otherwise.

6.4.	Exercise Price. Each Option Agreement shall state the Exercise Price. The per share Exercise Price shall be determined by the Board. In no event shall the Exercise Price of an Option be less than the par value of the shares for which such Option is exercisable. Subject to Section 3 and to the foregoing, the Board may reduce the Exercise Price of any outstanding Option. The Exercise Price shall also be subject to adjustment as provided in Section 10 hereof.

6.5.	Manner of Exercise. An Option may be exercised, as to any or all Shares as to which the Option has become exercisable, by written notice delivered in person or by mail to the CEO of the Company or to such other person as determined by the Board, which with respect to 102 Awards, may be in such form and method as may be determined by the Company, and when applicable, by the Trustee in accordance with the requirements of Section 201, specifying the number of Shares with respect to which the Option is being exercised, accompanied by payment of the Exercise Price for such Shares in the manner specified in the following sentence. Unless specified to the contrary in the Option Agreement, the Exercise Price shall be paid in full with respect to each Share, in cash, at the time of exercise.

6.6.	Term and Vesting of Options. Each Option Agreement shall provide the vesting schedule for the Option as determined by the Board. To the extent permitted under Applicable Law, the Board shall have the authority to determine the vesting schedule and accelerate the vesting of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. Unless otherwise resolved by the Board and stated in the Option Agreement, and subject to Sections 6.7 and 6.8 hereof, Options shall vest and become exercisable under the following schedule: twenty-five percent (25%) of the Shares covered by the Option, on the first anniversary of the date on which such Option is granted, provided that the Grantee remains continuously employed by or in the service of the Company or its Subsidiary or Affiliate for that one year, and six and one-quarter percent (6.25%) of the Shares covered by the Option at the end of each subsequent quarter, provided that the Grantee remains continuously employed by or in the service of the Company for that quarter, over the course of the following three (3) years of continued employment by or service for the Company. The provisions with respect to any Option need not be the same as the provisions with respect to any other Option. The Exercise Period of an Option will be seven (7) years from the date of grant of the Option unless otherwise determined by the Board, but subject to the vesting provisions described above and the early termination provisions set forth in Sections 6.7 and 6.8 hereof. At the expiration of the Exercise Period, all unexercised Options shall become null and void.

6.7.	Termination.

6.7.1.	Except as provided in this Section 6.7 and in Section 6.8 hereof, an Option may not be exercised unless the Grantee is then in the employ of or maintaining a director, officer, consultant, advisor or supplier relationship with the Company or a Subsidiary or Affiliate thereof or, and unless the Grantee has remained continuously so employed or in the director, officer, supplier, consultant, or advisor relationship since the date of grant of the Option. In the event that the employment or director, officer or consultant, advisor or supplier relationship of a Grantee shall terminate (other than by reason of death, Disability or Retirement), all Options of such Grantee that are vested and exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within up to ninety (90) days after the date of such termination (or such different period as the Committee shall prescribe); provided, however, that if the Company (or the Subsidiary or Affiliate, when applicable) shall terminate the Grantee’s employment or service for Cause (as defined below) or if, whether or not the Grantee’s employment is terminated by either party, circumstances arise or are discovered with respect to the Grantee that would have constituted Cause for termination of his or her employment or service, all Options theretofore granted to such Grantee (whether vested or not) shall, to the extent not theretofore exercised, terminate on the date of such termination (or on which such circumstance arise or are discovered, as the case may be) unless otherwise determined by the Committee.

6.7.2.	For purposes of this Plan, the term “Cause” shall mean any of the following: (a) fraud, embezzlement or felony or similar act by the Grantee; (b) an act of moral turpitude by the Grantee, or any act that causes significant injury to the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (c) any material breach by the Grantee of an agreement between the Company or any Subsidiary or Affiliate and the Grantee (including material breach of confidentiality, non-competition or non-solicitation covenants) or of any duty other of the Grantee to the Company or any Subsidiary or Affiliate thereof; or (d) any circumstances that constitute grounds for termination for cause under the Grantee’s employment, consulting or service agreement with the Company or Subsidiary or Affiliate, to the extent applicable.

6.8.	Death, Disability or Retirement of Grantee. If a Grantee shall die while employed by, or performing service for, the Company or a Subsidiary or any Affiliate, or within ninety (90) days after the date of termination of such Grantee’s employment or service, or if the Grantee’s employment or service shall terminate by reason of Disability, all Options theretofore granted to such Grantee may (to the extent otherwise vested and exercisable and unless earlier terminated in accordance with their terms), be exercised by the Grantee or by the Grantee’s estate or by a person who acquired the right to exercise such Options by bequest or inheritance or otherwise by result of death or Disability of the Grantee, at any time within one (1) year after the death or Disability of the Grantee (or such different period as the Board shall prescribe). In the event that an Option granted hereunder shall be exercised by the legal representatives of a deceased or former Grantee, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Option. In the event that the employment or service of a Grantee shall terminate on account of such Grantee’s Retirement, all Options of such Grantee that are exercisable at the time of such Retirement may, unless earlier terminated in accordance with their terms, be exercised at any time within ninety (90) days after the date of such Retirement (or such different period as the Board shall prescribe).

6.9.	Adjustment and Suspension of Vesting.

6.9.1.	The Board shall have the full right and discretion to adjust the vesting schedule and other terms of any granted Option so as to reflect any changes in the Grantee’s position percentage with a view to delaying vesting in proportion to decrease in position percentage (e.g. from full-time to part time, from 80% to 50% etc.).

6.9.2.	Unless the Board of Directors provides otherwise, vesting of Options granted hereunder shall be suspended during any parental leave or other unpaid leave of absence.

6.10.	Voting Proxy. Until immediately after the listing for trading on a stock exchange or market of the Company’s (or the Successor Corporation’s) shares, the right to vote any Shares acquired under this Plan pursuant to an Award shall, unless otherwise determined by the Board, be given by the Grantee or the Trustee, as the case may be, pursuant to an irrevocable proxy, to the person or persons designated by the Board and in a form approved by the Board. Unless otherwise determined by the Board, all Awards granted hereunder shall be conditioned upon the execution of such irrevocable proxy. Until immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) shares, any director(s) appointment rights with respect to such Shares, if any, shall not be exercised. Any irrevocable proxy granted pursuant hereto shall be of no force or effect immediately after the listing for trading on a stock exchange or market or trading system of the Company’s (or the Successor Corporation’s) shares.

6.11.	Repurchase. The Company shall have the option to repurchase from the Grantee all or any portion of the Exercised Option Shares at their Fair Market Value in accordance with the provisions of this Section. Exercised Option Shares shall be released from the aforesaid repurchase option upon the lapse of five (5) years of the date such Options have been exercised. Without derogating from the aforesaid and from the provisions of Section 6.7, and unless otherwise determined by the Board, in the event that the employment or director, officer or consultant, advisor or supplier relationship of a Grantee shall terminate after the exercise of the applicable Option, all Exercised Option Shares, irrespective of their Exercise date, shall be subject to repurchase by the Company at their Fair Market Value within 90 business days of termination of the service of the Grantee, all unless the Board has determined a repurchase price in the applicable Award Agreement in which case such price shall apply.

6.12.	Other Provisions. The Option Agreement evidencing Awards under the Plan shall contain such other terms and conditions not inconsistent with the Plan as the Board may determine, at or after the date of grant, including without limitation, provisions in connection with the restrictions on transferring the Awards, which shall be binding upon the Grantees and other terms and conditions as the Board shall deem appropriate.

7.	102 OPTION AWARDS.

7.1.	Options granted pursuant to this Section 7 are intended to be granted pursuant to Section 102 of the Ordinance pursuant to either (a) Section 102(b)(2) thereof as capital gains track options (“102 Capital Gains Track Options”), or (b) Section 102(b)(1) thereof as ordinary income track options (“102 Ordinary Income Track Options”; together with 102 Capital Gains Track Options, “102 Trustee Options”). 102 Trustee Options shall be granted subject to the following special terms and conditions contained in this Section 7, the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

7.2.	The Company may grant only one type of 102 Trustee Option at any given time to all Grantees who are to be granted 102 Trustee Options pursuant to this Plan, and shall file an election with the ITA regarding the type of 102 Trustee Option it elects to grant before the date of grant of any 102 Trustee Options (the “Election”). Such Election shall also apply to any bonus shares received by any Grantee as a result of holding the 102 Trustee Options. The Company may change the type of 102 Trustee Option that it elects to grant only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election, or as otherwise provided by Applicable Law. Any Election shall not prevent the Company from granting Options, pursuant to Section 102(c) of the Ordinance without a Trustee (“102 Non-Trustee Options”).

7.3.	Each 102 Trustee Option will be deemed granted on the date stated in a written notice to be provided by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee, and (ii) the Grantee has signed all documents required pursuant to Applicable Law and under the Plan.

7.4.	Each 102 Trustee Option, each Share issued pursuant to the exercise of any 102 Trustee Option, and any rights granted thereunder, including, without limitation, bonus shares, shall be allotted and issued to and registered in the name of the Trustee and shall be held in trust for the benefit of the Grantee for a period of not less than the requisite period prescribed by the Ordinance and the Rules or such longer period as set by the Committee (the “Required Holding Period”). In the event that the requirements under Section 102 to qualify an Option as a 102 Trustee Option are not met, then the Option may be treated as a 102 Non-Trustee Option, all in accordance with the provisions of Section 102 and the Rules. After the lapse of the Required Holding Period, the Trustee may release such 102 Trustee Option and any such Shares, provided that (i) the Trustee has received an acknowledgment from the ITA that the Grantee has paid any applicable taxes due pursuant to the Ordinance or (ii) the Trustee and/or the Company and/or its Affiliate withholds any applicable taxes due pursuant to the Ordinance arising from the 102 Trustee Options and/or any Shares allotted or issued upon exercise of such 102 Trustee Options. The Trustee shall not release any 102 Trustee Options or Shares issued upon exercise thereof prior to the payment in full of the Grantee’s tax liabilities arising from such 102 Trustee Options and/or Shares or the withholding referred to in (ii) above.

7.5.	Each 102 Trustee Option shall be subject to the relevant terms of the Ordinance and the Rules, which shall be deemed an integral part of the 102 Trustee Option and shall prevail over any term contained in the Plan or Option Agreement which is not consistent therewith. Any provision of the Ordinance, the Rules and any approvals by the Income Tax Commissioner not expressly specified in this Plan or Option Agreement which, as determined by the Board, are necessary to receive or maintain any tax benefit pursuant to Section 102 shall be binding on the Grantee. The Grantee granted a 102 Trustee Option shall comply with the Ordinance and the terms and conditions of the Trust Agreement entered into between the Company and the Trustee. The Grantee agrees to execute any and all documents, which the Company and/or its Affiliates and/or the Trustee may reasonably determine to be necessary in order to comply with the Ordinance and the Rules.

7.6.	With respect to any 102 Trustee Option, subject to the provisions of Section 102 and the rules, during the Required Holding Period, the Grantee shall not release from trust or sell, assign, transfer or give as collateral, the Shares issuable upon the exercise of a 102 Trustee Option and/or any securities issued or distributed with respect thereto, until the expiration of the Required Holding Period. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period it will result in adverse tax consequences to the Grantee under Section 102 of the Ordinance and the Rules, which shall apply to and shall be borne solely by such Grantee. Subject to the foregoing, the Trustee may, pursuant to a written request from the Grantee, release and transfer such Shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such release or transfer: (i) payment has been made to the ITA of all taxes required to be paid upon the release and transfer of the Shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, the Option Agreement and any Applicable Law.

7.7.	If a 102 Trustee Option is exercised during the Required Holding Period, the Shares issued upon such exercise shall be issued in the name of the Trustee for the benefit of the Grantee. If such 102 Trustee Option is exercised after the expiration of the Required Holding Period, the Shares issued upon such exercise shall, at the election of the Grantee, either (i) be issued in the name of the Trustee, or (ii) be issued to the Grantee, provided that the Grantee first complies with all applicable provisions of the Plan and all taxes with respect thereto shall have been fully paid to the ITA.

7.8.	The foregoing provisions of this Section 7 relating to 102 Trustee Options shall not apply with respect to 102 Non-Trustee Options, which shall, however, be subject to the relevant provisions of Section 102 and the Rules.

8.	3(9) OPTION AWARD.

8.1.	Options granted pursuant to this Section 8 are intended to constitute a 3(9) Option Award and shall be granted subject to the general terms and conditions specified in Section 6 hereof and other provisions of the Plan, except for any provisions of the Plan applying to Options under different tax laws or regulations.

8.2.	To the extent required by the Ordinance or the ITA or otherwise deemed by the Board prudent or advisable, the 3(9) Option Awards granted pursuant to the Plan shall be issued to a Trustee nominated by the Board in accordance with the provisions of the Ordinance. In such event, the Trustee shall hold such Options in trust, until exercised by the Grantee, pursuant to the Company’s instructions from time to time as set forth in a trust agreement, which will be entered into between the Company and the Trustee. If determined by the Board, and subject to such trust agreement, the Trustee shall be responsible for withholding any taxes to which a Grantee may become liable upon the exercise of Options.

9.	Reserved.

10.	Reserved.

11.	EFFECT OF CERTAIN CHANGES.

11.1.	General. In the event of a subdivision of the outstanding share capital of the Company, any payment of a stock dividend (distribution of bonus shares), a recapitalization, a reorganization (which may include a combination or exchange of shares), a consolidation, a stock split, a reverse stock split, a spin-off or other corporate divestiture or division, a reclassification or other similar occurrence, the Committee shall make such adjustments as determined by the Board to be appropriate in order to adjust (i) the number of Shares available for grants of Awards, (ii) the number of Shares covered by outstanding Awards, and (iii) the exercise price per share covered by any Award; provided, however, that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share and that the Company shall have no obligation to make any cash or other payment with respect to such fractional shares.

11.2.	Merger and Sale of Company. In the event of (i) a sale of all or substantially all of the assets of the Company; or (ii) a sale (including an exchange) of all or substantially all of the shares of the Company, or an acquisition by a shareholder of the Company or by an Affiliate of such shareholder, of all the shares of the Company held by other shareholders or by other shareholders who are not Affiliated with such acquiring party; (iii) a merger, consolidation or like transaction of the Company with or into another corporation; (iv) a scheme of arrangement for the purpose of effecting such sale, merger or amalgamation; or (v) such other transaction that is determined by the Board to be a transaction having a similar effect (all such transactions being herein referred to as a “Merger/Sale”), then: (i) all vested Options shall be exercisable in full within the period of thirty (30) days before the closing date of such Merger/Sale and all vested Options not exercised during such period shall thereafter expire, and (ii) any unvested Options shall be, at the full and absolute discretion of the successor corporation, assumed, substituted, amended, accelerated or, cancelled by the successor corporation, without any compensation to Grantee, upon closing of the Merger/Sale, all as determined by such successor corporation at its full discretion.

11.3.	Reservation of Rights. Except as expressly provided in this Section 11, the Grantee of an Award hereunder shall have no rights by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend (bonus shares), any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, Merger/Sale, or consolidation, divestiture or spin-off of assets or shares of another company. Any issue by the Company of shares of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, type or price of shares subject to an Award. The grant of an Award pursuant to the Plan shall not affect in any way the right of power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets or engage in any similar transactions.

12.	NON-TRANSFERABILITY; SURVIVING BENEFICIARY.

12.1.	All Awards granted under the Plan shall not be transferable otherwise than by will or by the laws of descent. Awards may be exercised or otherwise realized, during the lifetime of the Grantee, only by the Grantee or by his guardian or legal representative, to the extent provided for herein. Any transfer of an Award not permitted hereunder (including transfers pursuant to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse) and any grant of any interest in any Award to, or creation in any way of any interest in any Award by, any party other than the Grantee shall be null and void and shall not confer upon any party or person, other than the Grantee, any rights. A Grantee may file with the Board a written designation of a beneficiary on such form as may be prescribed by the Board and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

12.2.	As long as the Shares are held by the Trustee in favor of the Grantee, all rights possessed by the Grantee over the Shares are personal, and may not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent.

13.	CONDITIONS UPON ISSUANCE OF SHARES

13.1.	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award, unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws as determined by the Board. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and the inability to issue Shares hereunder due to non-compliance with any Company policies with respect to the sale of Shares, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority or compliance shall not have been obtained or achieved. Shares issued pursuant to an Awards shall be subject to the Articles of Association of the Company and any other governing documents of the Company, including all policies, manuals and internal regulations adopted by the Company from time to time, as may be amended from time to time, including, without limitation, any provisions included therein concerning restrictions or limitations on transferability of Shares or grant of any rights with respect thereto and any provisions concerning restrictions on the use of inside information and other provisions deemed by the Company to be appropriate in order to ensure compliance with Applicable Laws, statutes and regulations.

13.2.	Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant as may be required under applicable securities laws if, in the opinion of counsel for the Company, such representations are required, all in form and content specified by the Company.

14.	AGREEMENT BY GRANTEE REGARDING TAXES.

14.1.	If the Board shall so require, as a condition of exercise of an Award, the release of Shares by the Trustee or the expiration of the Restricted Period, a Grantee shall agree that, no later than the date of such occurrence, he will pay to the Company or make arrangements satisfactory to the Board and the Trustee (if applicable) regarding payment of any applicable taxes of any kind required by Applicable Law to be withheld or paid.

14.2.	ALL TAX CONSEQUENCES UNDER ANY APPLICABLE LAW WHICH MAY ARISE FROM THE GRANT OF ANY AWARDS OR THE EXERCISE THEREOF, THE SALE OR DISPOSITION OF ANY SHARES GRANTED HEREUNDER OR ISSUED UPON EXERCISE OF ANY AWARD OR FROM ANY OTHER ACTION OF THE GRANTEE IN CONNECTION WITH THE FOREGOING SHALL BE BORNE AND PAID SOLELY BY THE GRANTEE, AND THE GRANTEE SHALL INDEMNIFY THE COMPANY, ITS SUBSIDIARIES AND AFFILIATES AND THE TRUSTEE, AND SHALL HOLD THEM HARMLESS AGAINST AND FROM ANY LIABILITY FOR ANY SUCH TAX OR PENALTY, INTEREST OR INDEXATION THEREON. EACH GRANTEE AGREES TO, AND UNDERTAKES TO COMPLY WITH, ANY RULING, SETTLEMENT, CLOSING AGREEMENT OR OTHER SIMILAR AGREEMENT OR ARRANGEMENT WITH ANY TAX AUTHORITY IN CONNECTION WITH THE FOREGOING WHICH IS APPROVED BY THE COMPANY.

THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING AWARDS HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE.

14.3.	The Company or any Subsidiary or Affiliate may take such action as it may deem necessary or appropriate, in its discretion, for the purpose of or in connection with withholding of any taxes which the Company or any Subsidiary or Affiliate is required by any Applicable Law to withhold in connection with any Awards. The Company shall not be obligated to allow the exercise of any Award by or on behalf of a Grantee until all tax consequences arising from the exercise of such Award are resolved in a manner acceptable to the Company.

14.4.	With respect to 102 Non-Trustee Options, if the Grantee ceases to be employed by the Company or any Affiliate, the Grantee shall extend to the Company and/or its Affiliate with whom the Grantee is employed a security or guarantee for the payment of taxes due at the time of sale of Shares, all in accordance with the provisions of Section 102 of the Ordinance and the Rules.

15.	RIGHTS AS A SHAREHOLDER; VOTING AND DIVIDENDS.

15.1.	Unless otherwise determined by the Board, and subject to Section 9.7, a Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by the Award until the date of the issuance of a share certificate to the Grantee for such Shares. In the case of 102 Option Awards or 3(9) Option Awards (if such Share Options are being held by a Trustee), the Trustee shall have no rights as a shareholder of the Company with respect to any Shares covered by such Award until the date of the issuance of a share certificate to the Trustee for such Shares for the Grantee’s benefit, and the Grantee shall have no rights as a shareholder of the Company with respect to any Shares covered by the Award until the date of the release of such Shares from the Trustee to the Grantee and the issuance of a share certificate to the Grantee for such Shares, all unless otherwise determined by the Board. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such share certificate is issued, unless otherwise determined by the Board.

15.2.	With respect to all Shares issued in the form of Awards hereunder or upon the exercise of Awards hereunder, any and all voting rights attached to such Shares shall be subject to Section 6.10, and the Grantee shall be entitled to receive dividends distributed with respect to such Shares, subject to the provisions of the Company’s Articles of Association, as amended from time to time, and subject to any Applicable Law.

16.	NO REPRESENTATION BY COMPANY.

By granting the Awards, the Company is not, and shall not be deemed as, granting any representation or warranties to the Grantee regarding the Company, its business affairs, its prospects or the future value of its Shares.

17.	NO RETENTION RIGHTS.

Nothing in the Plan or in any Award granted or agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee’s employment or service. Awards granted under the Plan shall not be affected by any change in duties or position of a Grantee as long as such Grantee continues to be employed by, or be in a consultant, advisor, director, officer or supplier relationship with, the Company or any Subsidiary or Affiliate.

18.	PERIOD DURING WHICH AWARDS MAY BE GRANTED.

Awards may be granted pursuant to the Plan from time to time within a period of ten (10) years from the Effective Date. From the tenth (10th) anniversary of the Effective Date no grants of Awards may be made and the Plan shall continue to be in full force and effect solely with respect to such Awards that remain outstanding. The Plan shall terminate at such time after the tenth (10th) anniversary of the Effective Date that no Awards remain outstanding.

19.	TERM OF AWARD.

Anything herein to the contrary notwithstanding, but without derogating from the provisions of Sections 6.7 and 6.8 hereof, if any Award, or any part thereof, has not been exercised and the Shares covered thereby not paid for within the term of the Award as determined by the Board, which in any event shall not exceed ten (10) years after the date on which the Award was granted, as set forth in the Notice of Grant in the Grantee’s Award, such Award, or such part thereof, and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall expire. In the case of Shares held by a Trustee, the Grantee shall elect whether to release such Shares from trust or sell the Shares and upon such release or sale such trust shall expire.

20.	AMENDMENT AND TERMINATION OF THE PLAN.

The Board at any time and from time to time may suspend, terminate, modify or amend the Plan, whether retroactively or prospectively; provided, however, that, unless otherwise determined by the Board, an amendment which requires shareholder approval in order for the Plan to continue to comply with any Applicable Law shall not be effective unless approved by the requisite vote of shareholders, and provided further that except as provided herein, no suspension, termination, modification or amendment of the Plan may adversely affect any Award previously granted, unless the written consent of the respective Grantee is obtained.

21.	APPROVAL.

21.1.	The Plan shall take effect upon its adoption by the Board (the “Effective Date”). Notwithstanding the foregoing, in the event that approval of the Plan by the shareholders of the Company is required under Applicable Law, in connection with the application of certain tax treatment or otherwise, such approval shall be obtained within the time required under the Applicable Law.

21.2.	The 102 Awards are subject to the approval, if required, of the ITA and receipt by the Company of all approvals thereof.

22.	GOVERNING LAW; JURISDICTION.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Israel. The competent courts located in Tel-Aviv-Jaffa, Israel, shall have exclusive jurisdiction over any dispute arising out of or in connection with this Plan and any Award granted hereunder, and by signing any agreement relating to an Award hereunder each Grantee irrevocably submits to such exclusive jurisdiction.

23.	NON-EXCLUSIVITY OF THE PLAN.

Neither the adoption of the Plan by the Board nor the submission of the Plan to shareholders of the Company for approval (to the extent required under Applicable Law), shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or benefits to employees generally, or to any class or group of employees, which the Company or any Subsidiary or Affiliate now has lawfully put into effect, including, without limitation, any retirement, pension, savings, insurance, death and disability benefits and executive short-term or long-term incentive plans.

24.	MISCELLANEOUS.

24.1.	Additional Terms. Each Award awarded under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion.

24.2.	Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction. In addition, if any particular provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to fullest extent compatible with the applicable law as it shall then appear.

24.3.	Captions and Titles. The use of captions and titles in this Plan or any Option Agreement, or other Award related agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such agreement.

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